Exh. 99.3






AEGIS ASSESSMENTS, INC. PRESENTS TECHNOLOGIES AT INTERNATIONAL CONFERENCE ON ADVANCED TECHNOLOGIES for Homeland Security

Monday, September 29, 2003

NEWPORT BEACH, Calif.--(BUSINESS WIRE)--Sept. 29, 2003--On September 25, 2003, Aegis Assessments, Inc. (OTCBB: AGSI) presented its Aegis SafetyNet(TM) Mobile Command Post and EKHO(TM) Radio Bridge technologies at the International Conference on Advanced Technologies for Homeland Security (ICATHS 2003) hosted by the University of Connecticut's School of Engineering in Storrs, Connecticut. The ICATHS 2003 conference featured a virtual "who's who" of internationally prominent leaders addressing technology innovations, policy, emergency response and implementation. The conference was a forum for the presentation of advanced technologies to senior representatives of state and federal homeland security government agencies as well as funding and commercialization opportunities in Homeland Security.


The Department of Homeland Security (DHS) has publicly announced that it is committed to using cutting edge technologies and scientific talent in its mission to make America safer. DHS' Science & Technology directorate is tasked with researching and organizing the scientific, engineering and technological resources of the United States and leveraging these existing resources into technological tools to help protect the homeland. Universities, the private sector, and the federal laboratories will be important DHS partners in this endeavor. At ICATHS 2003, Aegis' Chief Operating Officer, Richard Reincke, met with a senior technical advisor to the Protective Security Division of the DHS' Information Analysis and Infrastructure Protection Directorate regarding the Company's $53 million proposal to the DHS to deploy and field test the Aegis SafetyNet(TM) in California.

"In addition to presenting our technologies to the government sector, academia, and federal laboratories, our goal at ICATHS 2003 was to move our pending proposal to the DHS to deploy and field test SafetyNet(TM) forward, "Mr. Reincke said. Aegis has submitted a proposal to the DHS to deploy its SafetyNet(TM) system with approximately 100 public safety agencies in California. The proposal provides for a two-phase pilot program. "We are also scheduling demonstrations for public safety agencies in Washington, D.C., New York, New Jersey, Arizona, Washington, Texas and Nevada," Mr. Reincke added.

On June 9, 2003, the Los Angeles Police Department (LAPD) sent a letter to Secretary Ridge informing him that the LAPD wanted to participate in the implementation and field-testing of the Aegis SafetyNet(TM) in the City of Los Angeles as one of the public safety agencies specified in Aegis' proposal to the DHS.
Also on September 25th, the DHS announced that 17 communities will receive grants from $79.6 million in funds allocated to help communities develop interoperable communications systems. The grant recipients will receive funds as part of a joint program between DHS and the Department of Justice (DOJ) to develop demonstration projects that will use equipment and technology to increase interoperability among the fire service, law enforcement, and emergency medical service communities. The Federal Emergency Management Agency (FEMA) headquartered in Washington, D.C. is overseeing the grant process for DHS.

"The grants made in this process are intended to uncover solutions that will guide future communications equipment funding so that all communities can meet an interoperability performance standard," said Department of Homeland Security Secretary Tom Ridge. "Providing funds that will help bring these technologies to the light of day directly support homeland security's goal to make all of America safer." "These grants will allow us to identify cutting edge technologies that exist out in the field," said DHS Under Secretary for Emergency Preparedness and Response Michael D. Brown. "Because many variables need to be addressed, we need to develop options for communities in establishing standards so that they can best meet their communications needs."

About Aegis Assessments, Inc.
Aegis Assessments, Inc. (OTCBB: AGSI) provides leading edge wireless and security technologies for the U.S. Government, law enforcement, and private corporations for Homeland Security and emergency response applications. We are developing our technologies to be the standard in secure interoperable communication systems that improve emergency response capabilities. Our patent-pending wireless communication system, the Aegis SafetyNet(TM), operates on a secure wireless network system providing high-speed video, audio, and data communication in any type of emergency.

"Safe Harbor Statement" under the Private Securities Litigation Reform Act of 1995. This press release contains forward-looking statements that involve risks and uncertainties. Statements in this press release other than statements of historical fact are forward-looking statements that are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results, events and performance could vary materially from those contemplated by these forward-looking statements. These statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from results expressed or implied by forward-looking statements. You should not place undue reliance on forward-looking statements, because they involve these risks and uncertainties. You should independently investigate and fully understand all risks before making investment decisions.

    FOR MORE INFORMATION, PLEASE CONTACT:

    o    Aegis Assessments, Inc,

    o    Richard Reincke COO, 877.718.7599 ext 402

    o    Email: richard@aegiscorporate.com

    o    Website: www.aegiscorporate.com